UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 26, 2005 (January 26, 2005)

GLOBALSANTAFE CORPORATION

(Exact name of registrant as specified in charter)

Cayman Islands	1-14634	98-0108989
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

15375 Memorial Drive, Houston, Texas	77079-4101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 925-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

Our news release dated January 26, 2005, concerning 2004 fourth-quarter and full-year financial results, furnished as Exhibit 99.1 to this report, is incorporated by reference herein. The news release contains certain measures (discussed below) which may be deemed “non-GAAP financial measures” as defined in Item 10 of Regulation S-K of the Securities Exchange Act of 1934, as amended. In each case, the most directly comparable GAAP financial measure and information reconciling the GAAP and non-GAAP measures is also included in the news release.

In the attached news release, we discuss net loss on a total and per share basis for the fourth quarter of 2004, excluding a primarily non-cash tax charge related to a realignment of the company’s subsidiary structure. This information is provided because management believes that the charge is unusual and unrelated to the operational performance of the company for the period and, accordingly, that providing the amount of net loss excluding the charge will help investors compare results between the two periods.

We also discuss income from continuing operations on a total and per share basis for the year ended 2003 excluding the benefit of an unusual U.N. legal settlement; and income from continuing operations on a total and per share basis for the year ended 2004 excluding charges relating to: (i) the second-quarter charge on early retirement of debt; (ii) the insurance gain related to the third-quarter loss of the jackup rig, GSF Adriatic IV ; (iii) the third-quarter gain on the sale of a portion of the company’s interest in the Broom Field; and (iv) the fourth-quarter subsidiary realignment charge. This information is provided because management believes that each of the excluded items are unusual and unrelated to the operational performance of the company for the period and, accordingly, that providing the amount of net income excluding these items will help investors compare results between the two periods.

Item 9.01. Financial Statements and Exhibits

The exhibit to this report is as follows:

Exhibit No.	Description
99.1	GlobalSantaFe Report of 2004 Fourth-Quarter and Full-Year Financial Results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALSANTAFE CORPORATION

Date: January 26, 2005	By	/s/ Alexander A. Krezel
Alexander A. Krezel
Vice President, Secretary and
Associate General Counsel

Index to Exhibits

Exhibit Number	Description
99.1	GlobalSantaFe Report of 2004 Fourth-Quarter and Full-Year Financial Results.